Exhibit 4.05

SPONSORSHIP AGREEMENT

THIS AGREEMENT, dated for reference August 24, 2006 is made

BETWEEN:

THRILLTIME ENTERTAINMENT INTERNATIONAL,
INC., a company incorporated pursuant to the laws of British
Columbia, having an office at 103-4585 Canada Way, Burnaby,
BC V5G 4L6.

(the “Company”)

AND:

ADVANCED PROTEOME THERAPEUTICS
CORPORATION, a company incorporated pursuant to the laws
of British Columbia, having an office at 103-4585 Canada Way,
Burnaby, BC V5G 4L6.

(“Newco”)

AND:

BOLDER INVESTMENT PARTNERS, LTD., of Suite 800 –
1450 Creekside Drive, Vancouver, British Columbia, V6J 5B3

(the “Sponsor”)

WHEREAS:

A.      The Company and Newco propose to enter into a transaction (the “Transaction”) pursuant to which Newco will acquire all of the issued and outstanding shares of the Company and an aggregate of approximately 56% of the issued and outstanding shares of Advanced Proteome Therapeutics Inc. (the “Target Business”);

B.       The Transaction will serve as a “Change of Business” requiring a sponsor under Policy 2.2 (Sponsorship and Sponsorship Requirements) and Policy 5.2 (Change of Business and Reverse Take-Overs) (together, the “Policies”) of the TSX Venture Exchange;

C.       The Company and Newco wish to retain the Sponsor to sponsor listing on the TSX Venture Exchange in connection with the Transaction and the Sponsor is willing to accept the appointment, subject to the terms and conditions of this Agreement.

THE PARTIES to this Agreement therefore agree:

1.       DEFINITIONS

1.1       In this Agreement:

(a)	“Acts” means the B.C. Act and the Alberta Act;

(b)	“Alberta Act” means the Securities Act (Alberta) and the rules and regulations prescribed thereunder, all as amended from time to time;

(c)	“ASC” means the Alberta Securities Commission;

(d)	“Approval Date” means the date the Exchange gives notice that it has accepted for filing all documentation relating to the Transaction;

(e)	“B.C. Act” means the Securities Act (British Columbia) and the rules and regulations prescribed thereunder and all policy statements, blanket orders, notices, directions, instruments and rulings issued by the BCSC, all as amended from time to time;

(f)	“BCSC” means the British Columbia Securities Commission;

(g)	“Commissions” means the ASC and the BCSC;

(h)	“Disclosure Documents” means the disclosure documents appropriate for the Transaction as determined by the Company, Newco and the Sponsor and as may be required by the Exchange;

(i)	“Exchange” means the TSX Venture Exchange;

(j)	“Policies” has the meaning set out in Recital B of this Agreement;

(k)	“Regulatory Authorities” means the Commissions and the Exchange;

(l)	“Reports” means any business plans, engineering reports, geological reports, title opinions, technical reports, valuations or similar documents relating to the Target Business;

(m)	“Rules” means the rules of the Exchange, as amended from time to time;

(n)	“Sponsor Report” means a report filed by the Sponsor with the Exchange, in accordance with the Policies and the Rules;

(o)	“Sponsorship Acknowledgement Form” means the Sponsorship Acknowledgement Form to be filed by the Sponsor with the Exchange, in accordance with the Policies and the Rules;

(p)	“Target Business” has the meaning set out in Recital A of this Agreement; and

(q)	“Transaction” has the meaning set out in Recital A of this Agreement;

1.2       Unless otherwise indicated, all currency amounts in this Agreement are stated in Canadian dollars.

2.       APPOINTMENT OF SPONSOR

2.1       The Company and Newco appoint the Sponsor to act as sponsor and the Sponsor agrees to act as sponsor of the Company and Newco in accordance with the Policies and Rules and subject to the terms of this Agreement.

2.2       The Sponsor will, subject to the Company and Newco complying with the terms of this Agreement, file with the Exchange the Sponsorship Acknowledgement Form and the Sponsor Report at the times and in the form contemplated by the Policies and the Rules. Notwithstanding the foregoing, nothing in this Agreement will oblige the Sponsor to file the Sponsorship Acknowledgement Form or the Sponsor Report with the Exchange, and the Company and Newco acknowledge that, in assessing whether Newco is suitable for listing on the Exchange, the Sponsor must take into account a number of subjective factors, the determination of which is in the sole and unfettered discretion of the Sponsor.

2.3       If the Sponsor determines in its judgment that particular experience or technical expertise is necessary for the Sponsor to carry out its obligations under this Agreement in accordance with the Policies and the Rules, then the Sponsor may, at the Company’s expense and with the Company’s consent, engage third party experts to prepare assessment or technical reports relating to the Company, Newco and the Target Business.

2.4       Any engagement of a third party made by the Sponsor pursuant to subsection 2.3 is subject to carrying out the services in full compliance with all applicable securities laws, the responsibility for which rests solely with the Sponsor, and no such engagement will relieve the Sponsor from its obligations under this Agreement.

3.       FEES

3.1       The Company will pay to the Sponsor a fee in the amount of $15,000, plus GST and all expenses as provided in section 8 of this Agreement.

3.2       The Company acknowledges receipt of payment of the fees referred to in subsection 3.1 (which payment is non-refundable) together a non-refundable deposit of $10,000 against payment of the Sponsor’s expenses.

3.3       Upon acceptance by the Exchange of the Transaction as a “Change of Business”, the Company will issue to or to the order of the Sponsor 500,000 common shares in its capital.

3.4       In the event that the Transaction involves unanticipated issues which arise through no fault of the Sponsor, the Sponsor, the Company and Newco agree that they will, in good faith, negotiate an additional fee to be paid to the Sponsor which shall be commensurate with the additional time and effort expended by the Sponsor on such issues.

3.5       The amounts paid to the Sponsor under this section are in addition to and not in substitution for any other commission or remuneration payable to the Sponsor by the Company or Newco under any other agreement or arrangement and are non-refundable in the event that the Transaction is not completed or this Agreement is terminated, unless the termination is the result of a breach of this Agreement by the Sponsor.

4.       COMPANY OBLIGATIONS

4.1       The Company will draft the Disclosure Documents in form and substance satisfactory to the Sponsor and will file the Disclosure Documents with the Exchange, together with all other required documents, for the purpose of having the Disclosure Documents and the Transaction accepted for filing by the Exchange.

4.2       The Company will, if it has not already done so, send the following to the Sponsor and its legal counsel:

(a)	the draft Disclosure Documents;

(b)	Personal Information Forms in the form prescribed by the Exchange and a directors’ and promoters’ questionnaire in a form approved by the Sponsor for each of the current and proposed directors, officers, promoters and insiders of the Company and Newco;

(c)	copies of all Reports which are available, in draft if such Reports have not been finalized;

(d)	financial statements for the three preceding years of the Company and the Target Business or their predecessors or such shorter period as such parties have been in existence;

(e)	copies of all material contracts entered into by the Company, Newco and the Target Business;

(f)	a written consent in a form requested by the Sponsor signed by each of the existing and proposed directors, officers, promoters and insiders of the Company regarding any background checks on such persons to be performed by the Sponsor;

(g)	a detailed business and strategic plan of the Company and the Target Business including, without limitation, expansion plans, monthly cash flow forecasts up to December 31, 2006; and

(h)	all other information, documentation or records reasonably requested of the Company by the Sponsor and its legal counsel.

4.3       The Company will immediately send to the Sponsor and the Sponsor’s legal counsel copies of all correspondence and filings to and correspondence from the Regulatory Authorities relating to the Transaction and the Target Business.

5.       OPINIONS AND CERTIFICATES

5.1       If the Sponsor is required to sign certificate pages for any of the Disclosure Documents, in accordance with the policies of the Exchange, certifying the accuracy of the disclosure in such documents, then prior to the Sponsor signing the certificate pages the Company will deliver or will cause to be delivered to the Sponsor and its legal counsel:

(a)	a certificate of the Company in substantially the form attached to this Agreement as Schedule A-1, dated as of such date requested by the Sponsor and signed by the chief executive officer and the chief financial officer of the Company, or by such other officers approved by the Sponsor, certifying certain facts relating to the Company, its affairs and the contents of the Disclosure Documents; and

(b)	a certificate of the Target Business in substantially the form attached to this Agreement as Schedule A-2, dated as of such date requested by the Sponsor and signed by the chief executive officer and the chief financial officer of the Target Business, or by such other officers approved by the Sponsor, certifying certain facts relating to the Target Business, its affairs and the contents of the Disclosure Documents.

5.2       Prior to the Sponsor signing and filing the Sponsor Report with the Exchange, the Company will deliver or will cause to be delivered the following documents to the Sponsor and its legal counsel:

(a)	a certificate of the Company in substantially the form attached to this Agreement as Schedule A-1, dated as of such date requested by the Sponsor and signed by the chief executive officer and the chief financial officer of the Company, or by such other officers approved by the Sponsor, certifying certain facts relating to the Company, its affairs and the contents of the Disclosure Documents;

(b)	a certificate of the Target Business in substantially the form attached to this Agreement as Schedule A-2, dated as of such date requested by the Sponsor and signed by the chief executive officer and the chief financial officer of the Target Business, or by such other officers approved by the Sponsor, certifying certain facts relating to the Target Business, its affairs and the contents of the Disclosure Documents;

(c)	an opinion of counsel for the Company, acceptable to the Sponsor and its counsel acting reasonably, dated as of such date requested by the Sponsor addressed to the Sponsor and its counsel relating to any legal matter in connection with the Company, Newco and the Transaction for which the Sponsor may reasonably request an opinion; and

(d)	an opinion of counsel for the Target Business, acceptable to the Sponsor and its counsel acting reasonably, dated as of such date requested by the Sponsor addressed to the Sponsor and its counsel relating to any legal matter in connection with the Target business and the Transaction for which the Sponsor may reasonably request an opinion.

5.3       The Company will also deliver or cause to be delivered any other certificates, comfort letters or opinions in connection with any matter relating to the Transaction or the Disclosure Documents which are reasonably requested by the Sponsor or its legal counsel.

6.       REPRESENTATIONS AND WARRANTIES

6.1       The Company and Newco jointly and severally represent and warrant to the Sponsor that:

(a)	each of the Company and Newco is a valid and subsisting corporation and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business, as now conducted and as presently proposed to be conducted and to own its assets;

(b)	each of the Company and Newco are duly registered and licenced to carry on business in the jurisdictions in which it carries on business or owns property;

(c)	the authorized capital of the Company consists of an unlimited number of common shares, of which 26,507,297 common shares are currently issued and outstanding;

(d)	the authorized capital of Newco consists of an unlimited number of common shares without par value of which one common share is currently issued and outstanding and held by the Company;

(e)	the Disclosure Documents are, and the Company will use its best efforts to ensure that the Disclosure Documents will be upon their completion, true and correct in all material respects;

(f)	the Company is the beneficial owner of its properties, business and assets or its interests in the properties, business or assets referred to in the Disclosure Documents and its public disclosure documents filed with the Regulatory Authorities under the Acts and all agreements by which the Company holds an interest in its property, business or assets are in good standing according to their terms and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated;

(g)	each of the Company and Newco has full corporate power and authority to enter into this Agreement and to perform its obligations set out herein, and this Agreement has been duly authorized, executed and delivered by the Company and Newco and this Agreement is a legal, valid and binding obligation of the Company and Newco, enforceable against them in accordance with its terms subject to laws relating to creditors’ rights generally, the availability of equitable remedies and except as rights to indemnity and contribution may be limited by applicable law;

(h)	the financial statements to be provided by the Company to the Sponsor have been prepared in accordance with generally accepted accounting principles in Canada and accurately reflect the financial position of the Company as at the date thereof, and no adverse material change in the financial position of the Company has taken place since the date thereof, save in the ordinary course of the Company’s business;

(i)	to the best of the Company’s and Newco’s respective knowledge, the Target Business is the beneficial owner of the properties, business and assets or the interests in the properties, business or assets as disclosed in the Disclosure Documents and as disclosed by the Target Business to the Company and the Sponsor;

(j)	except as disclosed to the Sponsor in writing, the Company has complied and will comply fully with the requirements of all applicable corporate and securities laws, including, without limitation, the Acts;

(k)	neither the Company nor Newco nor, to the best of the Company’s and Newco’s respective knowledge, the Target Business, is a party to any actions, suits or proceedings which could materially affect its business or financial condition, and no such actions, suits or proceedings are contemplated or have been threatened;

(l)	the Company is a “reporting issuer” in the provinces of British Columbia and Alberta however it is currently subject to cease trade orders issued by the Alberta Securities Commission and the British Columbia Securities Commission as a result of the Company’s failure to file audited financial statements and management discussion and analysis for the year ended July 31, 2005. Such Commissions have partially revoked such orders for the purposes of completing the Transaction (among other things);

(m)	except as set forth in Section 6.1(l), no order ceasing or suspending trading in securities of the Company nor prohibiting the sale of such securities has been issued to and is outstanding against the Company or any of its directors, officers or promoters or against any other companies that have common directors, officers or promoters and no investigations or proceedings for such purposes are pending or threatened; and

(n)	this Agreement has been authorized by all necessary corporate action on the part of the Company.

6.2       The Sponsor represents and warrants to the Company that:

(a)	it is a valid and subsisting corporation under the law of the jurisdiction in which it was incorporated, continued or amalgamated;

(b)	it is qualified to serve as a sponsor pursuant to the Rules; and

(c)	it does not own, and prior to the completion of the Transaction will not own, any common shares of the Company.

7.       TERM AND TERMINATION

7.1       The term of this Agreement will be from the reference date of this Agreement until the Approval Date, unless earlier terminated or unless extended by the parties in accordance with the terms of this Agreement.

7.2       The Sponsor may terminate its obligations under this Agreement by notice in writing to the Company (on its own behalf and on behalf of Newco) at any time if:

(a)	an enquiry or investigation (whether formal or informal) or other proceeding in relation to the Company, Newco or the Target Business, or any of their respective directors and officers, is announced, commenced or threatened by an officer or official of any competent authority;

(b)	other than as disclosed in Section 6.1(l), any order to cease trading (including communicating with persons in order to obtain expressions of interest) in the securities of the Company, Newco or the Target Business is made, or proceedings are announced, commenced or threatened for the making of any such order, by a competent regulatory authority and has not been rescinded, revoked or withdrawn;

(c)	the Sponsor determines that any of the representations or warranties made by the Company or Newco in this Agreement is false or has become false;

(d)	the Sponsor is advised that the Exchange will not accept for filing the Disclosure Documents or documentation relating to the Transaction;

(e)	the Company is at any time in material breach of this Agreement; or

(f)	the Sponsor, in its sole and absolute discretion, is not satisfied, acting reasonably, with the results of its due diligence review of the Company, Newco or the Target Business.

7.3       The Company and Newco acknowledge and agree that, if the Sponsor terminates this Agreement, then the Sponsor may disclose to the Exchange such information concerning the Company, Newco or the Target Business as the Exchange may request including any information which the Company or Newco has disclosed to the Sponsor on a privileged or confidential basis.

7.4       The rights of the Sponsor to terminate this Agreement are in addition to such other remedies as it may have in respect of any default, misrepresentation, act or failure of the Company or Newco in respect of any of the matters contemplated by this Agreement.

7.5       Notwithstanding any other term hereof, this Agreement will terminate if:

(a)	the Sponsor declines to file the Sponsor Report with the Exchange within 90 days of the reference date of this Agreement; or

(b)	the Approval Date does not occur within 90 days of the reference date of this Agreement.

8.       EXPENSES OF SPONSOR

8.1       The Company will pay all the expenses reasonably incurred by the Sponsor in connection with the services provided by the Sponsor under this Agreement including, without limitation, the fees and expenses of the Sponsor’s legal counsel, the fees and expenses of any experts or third parties engaged by the Sponsor, expenses incurred in conducting background checks on the existing or proposed directors, officers and promoters of the Company, long distance telephone, courier, photocopying, fax and similar expenses.

8.2       The Company will pay the expenses referred to in the previous subsection even if the Transaction is not completed or this Agreement is terminated, unless the termination is the result of a breach of this Agreement by the Sponsor.

8.3       The Sponsor may, from time to time, render accounts for its expenses to the Company for payment on or before the dates set out in the accounts.

8.4       The Sponsor acknowledges that it has received a retainer of $10,000 which will be applied to any expenses incurred by the Sponsor pursuant to this section. The Company agrees to provide such additional retainers to the Sponsor as may reasonably be requested by the Sponsor from time to time.

9.       INDEMNITY

9.1       Prior to the Sponsor executing and filing the Sponsor Report with the Exchange, the Company will deliver to the Sponsor an indemnity in the form attached as Schedule “B” executed jointly by the Company, Newco and the Target Business.

9.2       The indemnity provided for in subsection 9.1 will not be limited or otherwise affected by any other indemnity obtained from any other person in respect of any matters specified in this Agreement and will continue in full force and effect until all possible liability arising out of the transactions contemplated by this Agreement has been extinguished by the operation of law.

10.       CONFIDENTIALITY

The Sponsor will establish reasonable procedures to hold in confidence all information received by it from the Company or the Target Business which has not been generally disclosed to the public and will not knowingly disclose such information, except as required in its opinion, acting reasonably, to discharge its obligations:

(a)	under this Agreement; or

(b)	under applicable law or regulatory policy.

11.       PUBLIC DISCLOSURE

The Company agrees that, subject to applicable law and regulatory policies, no public announcement or press release concerning this Agreement or any other instrument related hereto, or the relationship between the Company and the Sponsor shall be made without prior written consent of the Sponsor, such consent not to be unreasonably withheld.

12.       SEVERABILITY

If any provision of this Agreement is found to be illegal or unenforceable, it will be considered separate and severable from this Agreement and the remaining provisions of this Agreement will remain in force and be binding upon the parties as though the illegal or unenforceable provision had never been included.

13.       NOTICE

13.1       All notices required to be given under this Agreement must be made in writing and either delivered or sent by telecopier to the party to whom notice is to be given at the address below or at such other address designated by that party in writing:

If to the Company or Newco:

Thrilltime Entertainment International, Inc.
Suite 322, 4585 Canada Way
Burnaby, BC V5G 4L6

Attention:	Ben Catalano, President
Fax:	604-294-8709

with a copy to:

Lang Michener LLP
1500 – 1055 West Georgia Street
Vancouver, BC V6E 4N7

Attention:	David Cowan
Fax:	604-685-7084

If to the Sponsor:

Bolder Investment Partners, Ltd.
800 – 1450 Creekside Drive
Vancouver, British Columbia
V6J 5B3

Attention:	Paul Woodward
Fax:	604-714-2326

with a copy to:

McCullough O’Connor Irwin LLP
1100 – 888 Dunsmuir Street
Vancouver, British Columbia
V6C 3K4

Attention:	Victor O’Connor
Fax:	604-687-7099

13.2       Notice will be deemed to have been given at the time of transmission or delivery.

14.       TIME

Time is of the essence of this Agreement.

15.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations, warranties, covenants and indemnities of the parties contained in this Agreement will survive the Approval Date for a period of three years and will continue in full force and effect for the benefit of the parties, regardless of any due diligence investigation carried out by or on behalf of any party with respect thereto.

16.       LANGUAGE

Wherever a singular or masculine expression is used in this Agreement, that expression is deemed to include the plural, feminine or the body corporate where required by the context.

17.       ENUREMENT AND ASSIGNMENT

This Agreement enures to the benefit of and is binding on the parties to this Agreement and their successors and permitted assigns. Notwithstanding the foregoing, this Agreement may not be assigned by either party without the prior written consent of the other party.

18.       HEADINGS

The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

19.       INTERPRETATION

This Agreement will be interpreted in accordance with the laws of the Province of British Columbia.

20.       COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above.

THRILLTIME ENTERTAINMENT INTERNATIONAL, INC.

_____________________
Authorized Signatory

ADVANCED PROTEOME THERAPEUTICS CORPORATION

_____________________
Authorized Signatory

BOLDER INVESTMENT PARTNERS, LTD.

_____________________
Authorized Signatory

SCHEDULE A-1

OFFICERS’ CERTIFICATE

TO:	Bolder Investment Partners, Ltd.
800 – 1450 Creekside Drive
Vancouver, B.C., V6J 5B3

AND TO:	McCullough O’Connor Irwin LLP
1100 – 888 Dunsmuir Street
Vancouver, B.C., V6C 3K4

This certificate is being delivered in connection with the proposed transaction (the “Transaction”) involving Thrilltime Entertainment International, Inc. (the “Company”), Advanced Proteome Therapeutics Corporation (“Newco”) and Advanced Proteome Therapeutics Inc. (the “Target Business”) and the sponsorship agreement (the “Agreement”) dated August 24, 2006 entered into between the Company, Newco and Bolder Investment Partners, Ltd. (the “Sponsor”).

The undersigned, Ben Catalano, acting in my capacity as the President and Chief Financial Officer of the Company and not in my personal capacity, hereby certify to the best of my knowledge, information and belief, after having made due inquiry, that:

1.	the Company is the beneficial owner of its properties, business and assets referred to in the disclosure documents (the “Disclosure Documents”) prepared in accordance with the policies of the TSX Venture Exchange by the Company in connection with the Transaction, and any and all agreements pursuant to which the Company holds any interest in such properties, business and assets are in good standing according to the terms thereof and in full force and effect, and there has not been any default in any obligation to be performed thereunder;

2.	the Company’s financial statements contained in the Disclosure Documents present fairly and accurately the financial condition of the Company;

3.	the Company does not have any contingent liabilities out of the ordinary course of business which are of a nature material to the Company, except as disclosed in the financial statements contained in the Disclosure Documents;

4.	the Company is not party to a material contract which is not disclosed in the Disclosure Documents and the material contracts disclosed in the Disclosure Documents constitute valid and binding obligations of the parties thereto, enforceable against each of such parties in accordance with their respective terms except as enforcement may be limited by general principles of equity, applicable bankruptcy, insolvency, preference and reorganization laws and other laws generally affecting the enforcement of creditors’ rights and the availability of discretionary judicial remedies;

5.	the issuance by the Company of its securities pursuant to the Transaction does not and will not conflict with or result in a breach of or constitute a default under or result in a violation of, whether after notice or lapse of time or both, any of the terms, conditions or provisions of the constating documents, by-laws or resolutions of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it is bound or any order, decree, statute, by-law, regulation, covenant or restriction applicable to the Company or any of its assets;

6.	the Company is not presently in default in the performance of any covenant or obligation contained in any indenture or other agreement which creates, evidences or secures the indebtedness of the Company;

7.	no facts have come to the attention of the undersigned indicating that the representations and warranties constituted by the delivery of the Disclosure Documents are untrue, incorrect or misleading in any material respect;

8.	except as disclosed in the Disclosure Documents, there are no persons, firms or corporations having any agreement or option or any right or privilege capable of becoming an agreement for the purchase, subscription or issuance of any securities of the Company;

9.	there are no agreements with respect to the securities of the Company with the shareholders of the Company, the Target Business or the shareholders of the Target Business not disclosed in the Disclosure Documents;

10.	there are no material facts not disclosed in the Disclosure Documents;

11.	the Company’s directors and officers, as disclosed in the Disclosure Documents, have been duly elected or appointed and hold the office indicated in the Disclosure Documents;

12.	all financial statements of the Company contained in the Disclosure Documents have been approved by the Company’s board of directors;

13.	the representations and warranties of the Company set forth in the Sponsorship Agreement or in any documents delivered in order to carry out the Transaction are true and correct as of the date of this certificate;

14.	other than as set forth in the Sponsorship Agreement the Company is not in default with respect to any filings it is required to make with the TSX Venture Exchange, the British Columbia Securities Commission, the Alberta Securities Commission or any other securities regulatory authority having jurisdiction; and

15.	the Disclosure Documents and the filing of the Disclosure Documents with the TSX Venture Exchange have been duly authorized by and on behalf of the Company.

DATED at Vancouver, British Columbia, as of the _____day of ____________, 2006.

_________________________________
Ben Catalano, President and Chief Financial Officer

SCHEDULE A-2

OFFICERS’ CERTIFICATE

TO:	Bolder Investment Partners, Ltd.
800 – 1450 Creekside Drive
Vancouver, B.C., V6J 5B3

AND TO:	McCullough O’Connor Irwin LLP
1100 – 888 Dunsmuir Street
Vancouver, B.C., V6C 3K4

This certificate is being delivered in connection with the proposed transaction (the “Transaction”) involving Advanced Proteome Therapeutics Inc. (the “Company”) and Thrilltime Entertainment International, Inc. (the “Listed Company”) and Advanced Proteome Therapeutics Corporation (“Newco”), and the sponsorship agreement dated August 24, 2006 entered in to between the Listed Company, Newco and Bolder Investment Partners, Ltd. (the “Sponsor”).

The undersigned, Allen Krantz, acting in my capacity as the President of the Company and not in my personal capacity, hereby certify to the best of my knowledge, information and belief, after having made due inquiry, that:

16.	the Company is the beneficial owner of the properties, business and assets referred to in the disclosure documents (the “Disclosure Documents”) prepared by the Listed Company in accordance with the policies of the TSX Venture Exchange in connection with the Transaction and any and all agreements pursuant to which the Company holds any interest in such properties, business and assets are in good standing according to the terms thereof and in full force and effect, and there has not been any default in any obligation to be performed thereunder;

17.	the Company’s financial statements contained in the Disclosure Documents present fairly and accurately the financial condition of the Company;

18.	the Company does not have any contingent liabilities out of the ordinary course of business which are of a nature material to the Company, except as disclosed in the financial statements contained in the Disclosure Documents;

19.	the Company is not party to a material contract which is not disclosed in the Disclosure Documents and the material contracts disclosed in the Disclosure Documents constitute valid and binding obligations of the parties thereto, enforceable against each of such parties in accordance with their respective terms except as enforcement may be limited by general principles of equity, applicable bankruptcy, insolvency, preference and reorganization laws and other laws generally affecting the enforcement of creditors’ rights and the availability of discretionary judicial remedies;

20.	there are no actions, suits, proceedings or inquiries pending or threatened against or affecting the Company at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, which may in any way materially and adversely affect the Company;

21.	no order ceasing or suspending trading in securities of the Company nor prohibiting the sale of such securities has been issued to the Company or its directors, officers or promoters or to any reporting companies that have common directors, officers or promoters and no proceedings for such purposes are pending or threatened;

22.	the Company is not presently in default in the performance of any covenant or obligation contained in any indenture or other agreement which creates, evidences or secures the indebtedness of the Company;

23.	except as disclosed in the Disclosure Documents, there are no persons, firms or corporations having any agreement or option or any right or privilege capable of becoming an agreement for the purchase, subscription or issuance of any securities of the Company;

24.	there are no agreements with respect to securities of the Listed Company being issued pursuant to the Transaction not disclosed in the Disclosure Documents;

25.	there are no material facts relating to the Company not disclosed in the Disclosure Documents;

26.	the Company’s directors and officers, as disclosed in the Disclosure Documents, have been duly elected or appointed and hold the office indicated in the Disclosure Documents; and

27.	all financial statements of the Company contained in the Disclosure Documents have been approved by the Company’s board of directors.

DATED at Vancouver, British Columbia, as of the _____day of ______________, 2006.

____________________________________
Allen Krantz President

SCHEDULE “B”

INDEMNITY

In accordance with a sponsorship agreement (the “Agreement”) dated for reference August 24, 2006 between Thrilltime Entertainment International, Inc. (the “Company”), Advanced Proteome Therapeutics Corporation (“Newco”) and Bolder Investment Partners, Ltd. (the “Sponsor”), the Sponsor is required to prepare and deliver to the TSX Venture Exchange (the “Exchange”) a sponsor report (the “Sponsor Report”) in accordance with the policies and rules of the Exchange in connection with the sponsorship of the Company and its proposed transaction (the “Transaction”) with Advanced Proteome Therapeutics Inc. (the “Target Business”). As consideration for the Sponsor preparing and delivering the Sponsor Report to the Exchange, the Company, Newco and the Target Business agree as follows:

28.	The Company, Newco and the Target Business jointly and severally agree to indemnify and hold harmless the Sponsor and its affiliates, their respective directors, officers, employees, partners, agents and each other person, if any, controlling the Sponsor or any of its affiliates (collectively including the Sponsor, the “Indemnified Parties” and individually, an “Indemnified Party”), to the full extent lawful, from and against any and all expenses, losses, claims, actions, damages and liabilities, joint or several, (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising and defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party but not including any amount for lost profits) to which any Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, actions, damages or liabilities relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the performance of professional services rendered by the Sponsor under the Agreement in preparing the Sponsor Report, or otherwise in connection with the Transaction.

29.	Notwithstanding the foregoing, this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that such expenses, losses, claims, actions, damages or liabilities to which the Indemnified Party may be subject were directly caused by the gross negligence, bad faith or wilful misconduct of the Indemnified Party.

30.	If for any reason (other than determinations as to any of the events referred to in paragraph 2 of this indemnity) the foregoing indemnification is unavailable to any Indemnified Party or is insufficient to hold any Indemnified Party harmless, the Company, Newco and the Target Business will jointly and severally contribute to the amount paid or payable by the Indemnified Party as a result of such expense, loss, claim, action, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company, Newco and the Target Business on the one hand and the Sponsor or any other Indemnified Party on the other hand, but also the relative fault of the Company, Newco, the Target Business, the Sponsor or any other

Indemnified Party as well as any relevant equitable considerations; provided that the Company, Newco and the Target Business will in any event jointly and severally contribute to the amount or amounts paid or payable by the Sponsor or any other Indemnified Party as a result of any such expense, loss, claim, action, damage or liability (except for any such expense, loss, claim, action, damage or liability which is determined by a court of competent jurisdiction to have been caused directly by the gross negligence, bad faith or wilful misconduct of the Indemnified Party), the portion of such amount or of the aggregate of such amount that is in excess of the amount of the fees received by the Sponsor under the Agreement.

31.	The Company, Newco and the Target Business jointly and severally agree that if: (a) any legal proceeding is brought against the Company, Newco, the Target Business or the Sponsor or any other Indemnified Party by any person or entity, including without limitation any governmental commission or regulatory authority, or (b) any stock exchange or other entity having regulatory authority, either domestic or foreign, investigates the Company, Newco, the Target Business or the Sponsor or any other Indemnified Party, and the Sponsor or such other Indemnified Party is required to testify in connection therewith or is required to respond to procedures designed to discover information regarding, in connection with, or by reason of the Agreement, the engagement of the Sponsor thereunder or the performance of professional services rendered by the Sponsor thereunder, the Sponsor or such other Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Sponsor for time spent by its, or any of its affiliates, directors, officers, employees, partners or agents (collectively, “Personnel”) in connection therewith) and out-of-pocket expenses incurred by its Personnel in connection therewith will be paid jointly and severally by the Company, Newco and the Target Business as they occur.

32.	Promptly after receiving notice of an action, suit, proceeding or claim against the Sponsor or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, Newco and the Target Business, the Sponsor will notify either the Company, Newco, the Target Business or both in writing of the particulars thereof, will provide copies of all relevant documentation to them and, unless the Company, Newco and the Target Business assume the defence thereof, will keep the Company, Newco and the Target Business advised of the progress thereof and will discuss all significant actions proposed. The omission to so notify the Company, Newco or the Target Business will not relieve them of any liability which they may have to the Sponsor or any other Indemnified Party except only to the extent that any such delay in or failure to give notice prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability which the Company, Newco and the Target Business would otherwise have under this indemnity had the Sponsor or the Indemnified Party not so delayed in or failed to give the notice required.

33.	The Company, Newco and the Target Business will be entitled, at their own expense, to participate in and, to the extent they may wish to do so, assume the defence thereof,

provided such defence is conducted by experienced and competent counsel. Upon the Company, Newco or the Target Business notifying the Sponsor in writing of their election to assume the defence and retaining counsel, the Company, Newco and the Target Business will not be liable to the Sponsor or any other Indemnified Party for any legal expenses subsequently incurred by them in connection with such defence. If such defence is assumed by the Company, Newco or the Target Business, they throughout the course thereof will provide copies of all relevant documentation to the Sponsor, will keep the Sponsor advised of the progress thereof and will discuss with the Sponsor all significant actions proposed.

34.	Notwithstanding the foregoing paragraph, any Indemnified Party will have the right, at the joint and several expense of the Company, Newco and the Target Business, to employ counsel of such Indemnified Party’s choice in respect of the defence of any action, suit, proceeding, claim or investigation if: (i) the employment of such counsel has been authorized by the Company, Newco or the Target Business; or (ii) the Company, Newco or the Target Business has not assumed the defence and employed counsel within a reasonable time after receiving notice of such action, suit, proceeding, claim or investigation; or (iii) counsel retained by the Company, Newco or the Target Business or the Indemnified Party has advised the Indemnified Party that representation of the parties by the same counsel would be inappropriate because there may be legal defences available to the Indemnified Party which are different from or in addition to those available to the Company, Newco or the Target Business (in which event and to that extent, the Company, Newco and the Target Business will not have the right to assume or direct the defence on the Indemnified Party’s behalf) or that there is a conflict of interest between the Company, Newco, the Target Business and the Indemnified Party (in which event the Company, Newco and the Target Business will not have the right to assume or direct the defence on the Indemnified Party’s behalf).

35.	No admission of liability and no settlement of any action, suit, proceeding, claim or investigation shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld. No admission of liability shall be made and the Company, Newco and the Target Business will not be liable for any settlement of any action, suit, proceeding, claim or investigation made without their consent, such consent not to be unreasonably withheld.

36.	The Company, Newco and the Target Business hereby acknowledge that the Sponsor acts as trustee for other Indemnified Parties of the covenants of the Company, Newco and the Target Business under this indemnity with respect to such persons and the Sponsor agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

37.	The Company, Newco and the Target Business agree to waive any right they may have of first requiring any Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity. The indemnity and contribution obligations of the Company, Newco and the Target Business hereunder will be in addition to, but not in duplication of, any liability which the Company, Newco and the Target Business may otherwise have, shall extend upon the same terms and conditions to the Indemnified Parties and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Newco, the Sponsor and any other Indemnified Party. The foregoing provisions shall survive the completion of professional services rendered under the Agreement or any termination of the authorization given by the Agreement, and shall continue for a period of three years after the date of the last of such events to occur.

DATED the _____day of , 2006.

THRILLTIME ENTERTAINMENT	ADVANCED PROTEOME
INTERNATIONAL, INC.	THERAPEUTICS CORPORATION

______________________________	______________________________
Authorized Signatory	Authorized Signatory

ADVANCED PROTEOME
THERAPEUTICS INC.

______________________________
Authorized Signatory